Exhibit 99.1

Summary of Hillair Capital Management Financing Transaction Inclusive of summary terms of additional reorganization of PFO Global’s capital stack

I.	Background of Hillair Transaction which Closed on September 29, 2015:

On September 29, 2015, PFO Global, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Hillair Capital Investment L.P. (the “Investor”), pursuant to which the Company sold, on September 30, 2015 (the “Closing Date”), an aggregate of $1,120,000 in principal amount of an 8% original issue discount senior secured convertible debenture, dated January 1, 2017 (the “Debenture”), for an aggregate purchase price of $1,000,000 to the Investor. Pursuant to the Securities Purchase Agreement, on the Closing Date the Company also issued to the Investor a warrant (the “Warrant”), to purchase an aggregate of 560,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) (subject to adjustment).

The Debenture matures on January 1, 2017, and accrues interest at the rate of 8% per annum. One quarter of the original principal amount of the Debenture is payable on each of July 1, 2016 and October 1, 2016, and the remaining principal amount of the Debenture is payable on January 1, 2017 (each, a “Periodic Redemption Date”). Accrued interest on the Debenture is payable on January 1, April 1, July 1 and October 1 of each year, commencing on April 1, 2016. Amounts of principal and accrued interest under the Debenture is convertible at the option of the Investor at any time into shares of Common Stock at an initial conversion price (as may be adjusted, the “Conversion Price”) of $2.00 per share, subject to certain ownership limitations and adjustment provisions. The Conversion Price is subject to reduction to an amount equal to 90% of the effective price per share of securities issued by the Company (i) in a registered offering of Common Stock or securities convertible into or exchangeable for shares of Common Stock (collectively “Common Stock Equivalents”) or (ii) in any other financing or series of financings of Common Stock or Common Stock Equivalents with gross proceeds of $4,000,000 or more (each, a “Triggering Event”). Beginning on January 1, 2016, the Company has the option, subject to certain conditions, to redeem some or all of the then outstanding principal amount of the Debenture for cash in an amount equal to the sum of (i) 120% of the then outstanding principal amount of the Debenture, (ii) accrued but unpaid interest and (iii) any liquidated damages and other amounts due in respect of the Debenture. Pursuant to the terms of the Debenture, the Company has agreed to certain negative covenants, including not to incur or repay any other indebtedness, for so long as any portion of the Debenture remains outstanding.

The Warrant is exercisable for a period of five years from the Closing Date, at an initial exercise price (the “Exercise Price”) of $2.40 per share. In addition to customary adjustments for stock splits and the like, if a Triggering Event occurs, the Exercise Price is subject to reduction to the Conversion Price applicable as a result of such Triggering Event, in which event the number of shares of Common Stock issuable under the Warrant would be increased such that the aggregate Exercise Price payable under the Warrant, after taking into account the decrease in the Exercise Price, would be equal to the aggregate Exercise Price prior to such adjustment. If at any time after the six month anniversary of the date of the Purchase Agreement there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of Common Stock underlying the Warrant, then the Warrant may be exercised, in whole or in part, at such time on a “cashless exercise” basis.

II.	Follow on Investing from Hillair

In consideration of the Hillair financing provided in I above, the Company and Hillair agreed that Hillair would provide follow on financing as follows:

Hillair will agree to finance an additional $2,000,000 in two $1,000,000 tranches. The additional financings are subject to the following conditions:

o	$1,000,000 to be invested by December 14, 2015 based on the Company achieving the following objectives:
▪	Revenue of at least $1,650,000 in the three months ending November 30, 2015,
▪	Gross profit of at least $595,000 in the three months ending November 30, 2015,
▪	EBITDA loss not to exceed $1,000,000 in the three months ending November 30, 2015, and
▪	Form 10-Q to be filed before funding
o	$1,000,000 to be invested by April 14, 2016, based on the Company achieving the following objectives:
▪	Revenue of at least $5,500,000 in the four months ending March 31, 2016,
▪	Gross profit of at least $2,000,000 in the four months ending March 31, 2016,
▪	EBITDA loss not to exceed $420,000 in the four months ending March 31, 2016, and
▪	Form 10-K filed before funding

If these milestones are not met, Hillair has no obligation to make any further investment. If these milestones are met, the new debentures would have 24 month terms, 8% coupon interest rate, and 16% original issue discount. Further, accrued interest and 25% of the principal amount would be due at the 18 month anniversary of each tranche; and the remaining accrued interest and principal would be due at the 24 month anniversary of each tranche. Hillair Capital debentures are senior to all other Company debt; and Hillair Capital has a first priority lien on all of the Company’s assets.

The Issue Amount and accrued interest would be convertible at Hillair’s option at any time into shares of Company Common Stock with the initial conversion price per share based on $15,000,000 equity valuation divided by the number of common shares outstanding on October 31, 2015 after voluntary debt conversions, if any (the “New Conversion Price”). Upon an investment aligned with an up-listing of the Company’s Common Stock of at least $10 million, the conversion price will increase to a 10% discount to the Common Stock price at the time of the new financing.

The face amount and accrued interest of the existing Hillair debentures (issued in July and September 2015)1 will be converted into new debentures with terms consistent with the preceding paragraphs.

Hillair will receive additional warrant coverage for each tranche closing as follows: Warrants for 100% of the number of shares of Common Stock that the debenture Issue Amount would buy at the New Conversion Price. The Warrants shall have (i) an initial Exercise Price equal to 120% of the New Conversion Price, (ii) cashless exercise provisions unless there is an outstanding registration statement covering all Warrant shares and (iii) a five-year term.

The exercise price of Hillair’s existing warrants (issued in July and September 2015) will be amended to the New Conversion Price.

If the Company does not raise $10,000,000 of new financing by the December 31, 2016, Hillair will have the right to invest up to an additional $2,000,000 into the Company on the same terms (consisting of debentures and warrants) as its existing investment.

III.	Additional Reorganization of Capital Stack

In addition to the above, the transaction with Hillair has the following requirements as a condition to any further financing:

•	All noteholders of the Company may either convert into equity at a conversion price equal to $0.14 per share on or before October 30, 2015 or amend their existing notes to be payable in 36 months at an annual interest rate equal to 9% but with mandatory conversion in the event the Company raises an additional $10 million. Depending on the number of note holders who convert into equity rather than amend their respective notes, these conversions will cause the noteholders to hold between 3-55% of the outstanding Common Stock of the Company on October 31, 2015 (excluding convertible securities).

•	Depending on the number of note holders who convert into equity, Hillair Capital will be issued Common Stock between 20-40% of the outstanding Common Stock of the Company on October 31, 2015 (excluding convertible securities).

•	All warrants, with exception of Hillair and one vendor, shall be amended to eliminate any exercise price in such warrants so that every warrant holder will have an exercise price of $0 per share. All such warrants will be automatically exercised, which upon exercise will equate to 10.07% of the Company’s shares (the “Exercise Shares”) of outstanding Common Stock as of such date (excluding convertible securities). The Company will cause the delivery of Common Stock to each such Warrant holder in exchange for such Holder’s pro rata percentage interest in the Exercise Shares. The automatic exercise of the Warrants will occur on October 30, 2015 and thereafter the Warrant Agreements will be of no further force and effect.

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1 Face amount of debentures totals $5,600,000 and accrued interest totals approximately $126,933 as of October 31, 2015.

•	The existing royalty agreement related to certain intellectual property of the Company shall be terminated and shall be of no further force and effect. In exchange the royalty holder will receive (a) common stock of PFO equal to 3% of PFO’s outstanding Common Stock as of October 31, 2015 and (b) a promissory note in the principal amount of $2,116,925.10, maturity date of November 1, 2018, and interest accruing at 9% per annum and payable on the maturity date but with mandatory conversion in the event the Company raises an additional $10 million.

•	Currently, there is an escrow arrangement wherein the escrow agent is holding 2.5 million shares of Company Common Stock. The shares held in the escrow account shall be distributed as follows:

o	1,500,000 common shares to Dawson James Securities, Inc.
o	500,000 common shares to former ENRG stockholders
o	500,000 common shares to remain in escrow for investor relations program and other business activity.

•	Dawson James Securities, the Company’s Placement Agent, will receive 5% of the Company’s outstanding Common Stock, excluding convertible securities, as of October 31, 2015, which will include all advisory and non-placement agent services in respect to this transaction.

•	A stock option pool will be amended so as to represent 12% of fully diluted shares of the Company to be allocated, as determined by the Board of Directors, for management, employees and directors with an option strike price that will be the New Conversion Price of debentures, subject to approval by the shareholders at the next shareholder meeting.

•	The Company will outsource the PFO Optima, LLC operations by November 30, 2015, and retain only Optima’s customer service manager.